Exhibit 10.1
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT
THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT (“Amendment”) is dated for reference purposes as of December 28, 2022, by and among HERITAGE FIELDS EL TORO, LLC, a Delaware limited liability company ("Owner"), FIVE POINT COMMUNITIES MANAGEMENT, INC., a Delaware corporation ("Manager"), for the purpose of Section 4.8 of the DMA only, FIVE POINT OPERATING COMPANY, LP, a Delaware limited partnership (the "Operating Company") and, for the purpose of Sections 4.7 and 4.8 of the DMA only, FIVE POINT COMMUNITIES, LP, a Delaware limited partnership (the "Manager Partnership"). Manager and Owner are sometimes referred to each as a "Party" and collectively as the "Parties." Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the “DMA” (defined below), other than those provisions that are specified to become effective as of a different date.
W I T N E S S E T H:
WHEREAS, Owner is the owner of the Property;
WHEREAS, Owner and Manager are parties to that certain Second Amended and Restated Development Management Agreement dated as of April 21, 2017, as extended pursuant to those certain letter agreements dated December 23, 2021, February 25, 2022, May 1, 2022, May 16, 2022, and May 31, 2022, and as amended by that certain First Amendment to Second Amended and Restated Development Management Agreement dated June 10, 2022 (as amended, the "DMA");
WHEREAS, the Initial Term of the DMA (as previously extended) expires on December 31, 2022;
WHEREAS, the Parties desire to enter into a First Renewal Term (as defined in the DMA) extending through December 31, 2024; and
WHEREAS, the Parties desire to establish the Base Fee and Incentive Compensation terms applicable to the First Renewal Term and to make such other amendments to the DMA as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, Owner and Manager hereby amend the DMA and mutually agree as follows:
1.Base Fee. Effective as of January 1, 2023 and during calendar year 2023, the Base Fee shall be Twelve Million Dollars ($12,000,000), payable in the amount of One Million Dollars ($1,000,000) per month. As of January 1, 2024 and during calendar year 2024, the Base Fee shall be that amount set forth in the Annual Budget approved by the Executive Committee pursuant to the terms of the DMA, which is currently anticipated to be approximately the same.
2.First Renewal Term. The Parties hereby agree that the Term of the DMA is hereby extended through December 31, 2024 and that such extended term shall constitute the “First Renewal Term” and that this Amendment constitutes the “First Renewal Term Modification” as such terms are defined in and contemplated under the DMA.

3.Termination Upon Change in Control. Section 3.6 of the DMA is hereby deleted in its entirety. A new Section 6.7 of the DMA is hereby added, as follows:
“6.7    Termination Upon Change in Control. Owner, acting through the Executive Committee (with the two representatives of the FivePoint Member being unable to vote), shall have the right to terminate this Agreement upon the occurrence of a “Change in Control Event” (defined below), which election shall be made (if at all) by providing a written notice to Manager of such election (if at all) no later than thirty (30) days following receipt of written notice of a Change in Control Event. A failure to deliver a written termination notice within such 30-day period shall be deemed Owner’s election not to terminate this Agreement. As used herein, a “Change in Control Event” means that either of the following two events have occurred: (i) Stuart Miller is no longer serving on the Board of Directors of either the Operating Company or FPH or is repeatedly no longer participating on a consistent basis as an observer in meetings of the Executive Committee; or (ii) neither Daniel Hedigan nor Mike Alvarado are serving as one of Five Point Member’s two designated representatives on the Executive Committee. The foregoing notwithstanding, not more than once during any six (6) month period, Manager may propose an individual to replace one or more of the three above-named individuals, subject to the approval of the Executive Committee, with the two representatives of the FivePoint Member being unable to vote.
(a)If this Agreement is terminated by Owner due to a Change in Control Event, then Owner shall be liable to Manager for:

(1) Base Fee: Owner shall pay to Manager any unpaid portion of the Base Fee and/or any other reimbursements or payments that have accrued and are due and payable in accordance with the terms of this Agreement through the date of such expiration and are otherwise not described in this Section 6.7(a);

(2) Incentive Compensation:
(A) Owner shall pay to Manager any unpaid Incentive Compensation that is due and payable in accordance with the terms hereof as of the date of such expiration based on all Available Cash as of the date of such expiration whether or not such Available Cash has been distributed; and
(B) Owner shall continue to make payments to Manager of Incentive Compensation payments in accordance with Section 4.4 of this Agreement following the date of expiration as if this Agreement had not expired, but limited to seventy-five percent (75%) of the payments of Incentive Compensation (the “75% Incentive Compensation Adjustment Amount”) that would otherwise be payable pursuant to Section 4.4 (the Parties acknowledging that Manager is 100% vested pursuant to Section 4.4 in such 75% Incentive Compensation Amount).”
4.Expiration. Section 6.9(a)(3) of the DMA, which was previously amended and restated pursuant to the First Amendment to Second Amended and Restated Development Management Agreement, is hereby deleted and replaced, as follows:
“(3) Incentive Compensation:
(A) Owner shall pay to Manager any unpaid Incentive Compensation that is due and payable in accordance with the terms hereof as of the date of such expiration based on all Available Cash as of the date of such expiration whether or not such Available Cash has been distributed; and

(B) Owner shall continue to make payments to Manager of Incentive Compensation payments in accordance with Section 4.4 of this Agreement following the date of expiration as if this Agreement had not expired, but limited to seventy-five percent (75%) of the payments of Incentive Compensation (the “75% Incentive Compensation Adjustment Amount”) that would otherwise be payable pursuant to Section 4.4 (the Parties acknowledging that Manager is 100% vested pursuant to Section 4.4 in such 75% Incentive Compensation).”
5.Construction. Owner and Manager each hereby acknowledges that the members of the Joint Venture who are not Affiliated with Manager have been represented by Paul Hastings as their legal counsel and Manager has been represented by its in-house counsel prior to executing this Amendment. This Amendment is the product of negotiation and preparation by and among the Parties and their respective attorneys. Neither this Amendment nor any provision thereof shall be deemed prepared or drafted by one Party or another, or its attorneys, and shall not be construed more strongly against any Party.
6.Amendment. Except as modified by this Amendment, the DMA remains unmodified and in full force and effect.
7.Counterparts. This Amendment may be executed in one or more counterparts by some or all of the Parties, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single agreement, (ii) the exchange of executed copies of this Amendment by facsimile or email transmission (e.g., Portable Document Format (PDF) or Docusign) or other shall constitute effective execution and delivery of this Amendment as to the Parties for all purposes, and (iii) signatures of the Parties transmitted by facsimile or email transmission shall be deemed to be their original signatures for all purposes hereunder.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.
OWNER:
HERITAGE FIELDS EL TORO, LLC, a Delaware limited liability company
By: /s/ Alan Epstein
Name: Alan Epstein
Title: Owner Authorized Representative
MANAGER:
FIVE POINT COMMUNITIES MANAGEMENT, INC., a Delaware corporation
By:     /s/ Daniel Hedigan
Name: Daniel Hedigan
Title: Chief Executive Officer
[Signature page continues]

The undersigned is executing this Amendment as of the date first above written for the purpose of Sections 4.7 and 4.8 of the DMA only.
MANAGER PARTNERSHIP
FIVE POINT COMMUNITIES, LP, a Delaware limited partnership
By: Five Point Communities Management, Inc., a Delaware corporation
Its: General Partner
By:     /s/ Daniel Hedigan
Name: Daniel Hedigan
Title: Chief Executive Officer

The undersigned is executing this Amendment as of the date first above written for the purpose of Section 4.8 of the DMA only.
OPERATING COMPANY
FIVE POINT OPERATING COMPANY, LP, a Delaware limited partnership
By:     /s/ Daniel Hedigan
Name: Daniel Hedigan
Title: Chief Executive Officer